For Immediate Release: September 2, 2014

Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

GRIFFIN CAPITAL ESSENTIAL ASSET REIT ACQUIRES TW TELECOM’S HEADQUARTERS
Los Angeles, CA - (September 2, 2014) - Griffin Capital Corporation (“Griffin Capital”), on behalf of Griffin Capital Essential Asset REIT (the “REIT”), announced today the acquisition of a 166,708 square foot, six-story, Class “A” office property located in Lone Tree, Colorado. The property serves as the headquarters of tw telecom, inc., the third largest provider of business Ethernet in the nation. tw telecom, inc. connects over 20,000 commercial buildings across 30 states on its fiber network.

The building is leased through June 30, 2024 to tw telecom holdings, inc., a subsidiary of tw telecom, inc., and Griffin Capital considers the asset ‘business essential’ because it houses the tenant’s c-suite executives and a myriad of other critical functions including sales, marketing, engineering and administrative functions. Located adjacent to Interstate 25 at the Lincoln Road interchange, and proximate to the Lincoln Station light rail stop and the future SkyRidge Station stop, the building benefits from excellent visibility and convenient access throughout metropolitan Denver. The surrounding area features extensive dining, hotel and retail amenities, including Park Meadows Mall, at 1.6 million square feet, Denver’s largest.

Griffin acquired the property for $43.0 million, or $258 per square foot.

Michael Escalante, Griffin Capital’s Chief Investment Officer, commented, “We are very pleased to add tw telecom’s headquarters to the REIT as our 54th property. It features many of the key characteristics that we look for: a creditworthy tenant that is a leader in their industry, a business essential asset, long-term lease with annual escalations, and a great market.” Escalante added, “This is our 4th acquisition in Denver, which is a market we like very much due to its deep and highly skilled labor pool, especially in the communications and technology sectors, which are attracted to the area’s high quality of living and favorable business climate.”

Tim Richey, Mike Winn and Chad Flynn of Cushman & Wakefield of Colorado, Inc. represented the seller, an affiliate of Westfield Company of Denver.
About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 54 office and industrial distribution properties totaling approximately 12.6 million rentable square feet and total capitalization of over $2.2 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 31 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 28 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as detailed in Griffin Capital Essential Asset REIT, Inc.'s Form 10-K filed with the SEC. This is neither an offer nor a solicitation to purchase securities.
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